Exhibit A

TRANSACTIONS SINCE THE MOST RECENT FILING

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Issuer since the most recent filing of Schedule 13D on January 31, 2020:

Account	Date of Transaction	Transaction Type (Purchase or Sale)	Shares	Price
IVAOMF	3/20/2020	Sale	10,189	3.16
Managed Account	3/20/2020	Sale	13,035	3.16
IVAOMF	3/23/2020	Sale	3,924	3.07
Managed Account	3/23/2020	Sale	5,020	3.07
IVAOMF	3/24/2020	Sale	47,172	3.02
Managed Account	3/24/2020	Sale	60,350	3.02
INTER	3/25/2020	Sale	18,195	3.31
INTER	3/26/2020	Sale	102,290	3.29
INTER	3/27/2020	Sale	336,455	3.21
INTER	3/30/2020	Sale	49,598	3.23
IVAOMF	4/1/2020	Sale	1,466	3.25
INTER	4/1/2020	Sale	17,534	3.25